UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.)

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Insured Municipal Income Fund Inc.

(Name of Registrant as Specified In Its Charter)

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On June 5, 2009, Insured Municipal Income Fund Inc. (the “Fund”) made a definitive filing with the Securities and Exchange Commission of a proxy statement and accompanying WHITE proxy card with respect to the Annual Meeting of Shareholders of the Fund to be held on August 12, 2009.

UBS Global Asset Management
(Americas) Inc.
51 West 52nd Street
New York, NY 10019
Tel. 888-793 8637
Closed-End Funds Desk
www.ubs.com

Media release

For immediate release

Two leading independent proxy advisors support management of Insured Municipal Income Fund Inc.

The leading independent proxy advisors have recommended that shareholders of Insured Municipal Income Fund Inc. vote FOR re-election of current board members and for proposals supported by the current board, and not vote for dissident shareholder nominees and shareholder proposal to terminate management.

Contact: UBS Global Asset Management Closed-End Funds Desk, 888-793 8637

New York, July 29, 2009—Insured Municipal Income Fund Inc. (the “Fund”) (NYSE: PIF), today announced that Institutional Shareholder Services Inc. (“ISS”) and Glass Lewis & Co. (“Glass Lewis”), two leading independent proxy advisory firms, recommend that the Fund’s shareholders (i) support the Fund’s incumbent directors and vote “FOR” the re-election of the Fund’s current directors, (ii) vote “FOR” approval of the Fund’s investment advisory and administration contract, (iii) vote “FOR” approval of a change in the Fund’s investment policies to address recent market developments and make the Fund more competitive, and (iv) vote “FOR” approval of a shareholder proposal affording shareholders an opportunity to realize the net asset value of their shares, each on the WHITE proxy card.

ISS and Glass Lewis further recommend that shareholders (i) “DO NOT VOTE” on the GREEN proxy card with respect to nominees of dissident hedge fund shareholder Bulldog Investors General Partnership (“BIGP”) and (ii) vote “AGAINST” the shareholder proposal by Karpus Investment Management (“Karpus”) to terminate the investment advisory agreement with UBS Global Asset Management (Americas) Inc. (“UBS Global AM”).

In short, both ISS and Glass Lewis recommend that Fund shareholders support each of the proposals put forth by current Fund management (election of incumbent directors, change in investment policies and approval of the new investment advisory and administration agreement) and the shareholder proposal unanimously supported by the incumbent Board (affording shareholders an opportunity to realize the net asset value of their shares), which was put forth by Full Value Offshore Partners, L.P., a BIGP affiliate. ISS and Glass Lewis recommend that Fund shareholders reject the proposals of BIGP and Karpus.

Closed-End Funds Desk
July 29, 2009

*    *    *

In its independent analysis, ISS rejects BIGP’s proposed slate of directors in favor of supporting the Fund’s current directors. While acknowledging that most funds in the Fund’s peer group currently face a discount to NAV, ISS states that it “believes the dissidents have not demonstrated that change is warranted with the Fund.” ISS also notes the current Board’s and UBS Global AM’s “track record of implementing changes to seek to improve Fund performance” and concludes that “[w]e believe that [the Fund’s] market price and NAV outperformance relative to its peers . . . justify maintaining the current Board.” Further, with respect to the shareholder proposal to terminate UBS Global AM as the Fund’s investment adviser, ISS cites the Fund’s outperformance as well as “the uncertainties associated with terminating UBS Global AM” as reasons for recommending that shareholders “vote AGAINST the dissidents’ proposals to terminate the advisory agreement with UBS Global AM.”

In its independent analysis, Glass Lewis also rejects BIGP’s proposed slate of directors in favor of supporting the Fund’s current directors. Glass Lewis states that although the Fund currently trades at a discount like many of its peers, the Fund’s “otherwise positive performance relative to its peers, combined with the recent narrowing of the Fund’s discount, suggest that Dissident’s concerns do not warrant replacing the Fund’s current board.” Glass Lewis also cites Karpus’s “fail[ure] to propose an alternative to the Fund’s current adviser” as well as “the recent turbulent market conditions” as reasons for recommending that shareholders vote AGAINST the proposal to terminate the advisory agreement with UBS Global AM. Further, with respect to the shareholder proposal to afford shareholders an opportunity to realize the net asset value of their shares, Glass Lewis notes that “the Board’s willingness to support this proposal is a positive development for shareholders.”

In connection with the annual meeting, the Fund has filed a proxy statement and additional soliciting materials with the Securities and Exchange Commission (the “SEC”). Investors and security holders are strongly advised to read these materials because they contain important information about the annual meeting. Free copies of these materials are available on the SEC’s website at www.sec.gov.

The Fund urges its shareholders to support the Fund’s incumbent directors by completing, signing and dating the WHITE proxy card they have received, and NOT to sign any GREEN or any other color proxy card they may receive from BIGP. Shareholders who have previously signed a GREEN proxy card are urged to revoke that proxy by signing, dating and mailing the Fund’s WHITE proxy card.

Shareholders who have questions concerning the current proxy solicitation, or who need assistance in revoking any proxy they may have previously granted, should contact Georgeson Inc., the Fund’s proxy solicitor, toll free at: 1-877-278-9670.

Insured Municipal Income Fund Inc. is a closed-end management investment company normally investing substantially all of its assets in a diversified portfolio of tax-exempt

Closed-End Funds Desk
July 29, 2009

municipal obligations, with common and preferred shares outstanding. Under normal circumstances, the Fund invests at least 80% of its net assets (including the amount of borrowing for investment purposes) in Insured Municipal Obligations, the income from which is exempt from regular federal income tax.

Note: ISS is a subsidiary of RiskMetrics Group, Inc. Permission to use quotations from the ISS/RiskMetrics report and the Glass Lewis report was neither sought nor obtained.